As filed with the Securities and Exchange
                         Commission on February 28, 2002
                                                       Registration No. 333-
 ------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                    -----------------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                    -----------------------------------------
                                Scan-Optics, Inc.
             (Exact Name of Registrant as Specified in its Charter)

          Delaware                                          06-0851857
  (State or Other Jurisdiction of                        (I.R.S. Employer
   Incorporation or Organization)                      Identification Number)

                               169 Progress Drive
                          Manchester, Connecticut 06040
               (Address of Principal Executive Offices) (Zip Code)

                       Senior Executive Stock Option Plan
                              (Full Title of Plan)
                    -----------------------------------------
                               Michael J. Villano
                                Scan-Optics, Inc.
                               169 Progress Drive
                          Manchester, Connecticut 06040
                     (Name and Address of Agent For Service)
                                 (860) 645-7878
          (Telephone Number, Including Area Code, of Agent for Service)
                    -----------------------------------------
                           Copy to Bonnie J. Roe, Esq.
                             Day, Berry & Howard LLP
                              One Canterbury Green
                           Stamford, Connecticut 06901
                                 (203) 977-7300

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
Title Of Securities     Amount To Be Registered     Proposed Maximum       Proposed Maximum           Amount Of
To Be Registered                                   Offering Price Per         Aggregate          Registration Fee (2)
                                                         Share              Offering Price
----------------------------------------------------------------------------------------------------------------------
Common Stock              1,115,000 shares (1)            $.24                 $267,600                $24.62
par value, $.02 per
share
----------------------------------------------------------------------------------------------------------------------

(1) Shares granted as stock options under the Senior Executive Stock Option Plan of Scan-Optics, Inc (the "Plan").
(2) Calculated in accordance with Rule 457(h) under the Securities Act of 1933 based on the exercise price of $.24 per share of the options granted under the Plan.

                                     PART II

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

                       Senior Executive Stock Option Plan

     This Registration Statement on Form S-8 is filed for the purpose of registering shares of common stock, par value $.02 per share (the "Common Stock"), of Scan-Optics, Inc. (the "Company") to be issued upon exercise of options granted on December 31, 2001 pursuant to the Company's Senior Executive Stock Option Plan (the "Plan"), to senior executive officers of the Company. An aggregate of up to 1,115,000 shares of Common Stock may be issued upon the exercise of the options granted pursuant to the Plan, subject to adjustment in case of stock dividends or changes in the Common Stock. The aggregate number of shares that may be issued under the Plan is subject to adjustment in the event of a stock dividend, stock split or similar change in the outstanding shares of Common Stock.

Item 3 Incorporation of Documents by Reference

     The following documents previously filed with the Securities and Exchange Commission (the "Commission") by the Company are incorporated by reference in this Registration Statement:

     (a) The Company's Annual Report on Form 10-K, filed with the Commission on March 30, 2001 (File No. 000-05265).

     (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2001.

     (c) The Company's Form 8-K, filed with the Commission on January 9, 2002.

     (d) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, registering the shares of Common Stock under the Securities Exchange Act of 1934 (the "Exchange Act"), and all amendments thereto.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered have been sold, or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5 Interests of Named Experts and Counsel

     Richard D. Harris, who is a partner of Day, Berry & Howard LLP, which gave the opinion in Exhibit 5 of this Registration Statement, serves as Secretary of the Company.

Item 6 Indemnification of Directors and Officers

     The Company is incorporated in Delaware and consequently is subject to the Delaware General Corporation Law (the "DGCL"). Section 145 of the DGCL provides a detailed statutory framework covering indemnification of directors and officers who have been or are threatened to be or have been made defendants in legal proceedings by reason of their service as directors or officers of the Company. The Company's Certificate of Incorporation, as amended, provides, in effect, that the Company shall indemnify its directors and officers to the maximum extent permitted by Delaware law. Article Tenth of the Certificate of Incorporation of the Company provide as follows:

                                 "ARTICLE TENTH

     (1) Elimination of Certain Liability of Directors. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     (2) Indemnification and Insurance.
         -----------------------------

          (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 2(a) shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director, officer, employee or agent in his or her capacity as a director, officer, employee or agent (and not in any other capacity in which service was or is rendered by such person while a director, officer, employee or agent including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director, officer, employee or agent to repay all amounts so advanced if it shall ultimately be determined that such director, officer, employee or agent is not entitled to be indemnified under this Section 2(a) or otherwise.

          (b) Right of Claimant to Bring Suit. If a claim under subsection (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standards of conduct.

          (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-law, agreement, vote of stockholders or disinterested directors or otherwise.

          (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     (3) Effect of Amendment or Repeal. No amendment to or repeal of this Article TENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to or arising out of any acts or omissions occuring prior to such amendment or repeal, nor shall any such amendment or repeal apply to or have any effect on the right to indemnification and payment of expenses of directors, officers, employees and agents of the Corporation, including the right to payment of expenses incurred in defending a proceeding in advance of its final disposition, conferred in this Article TENTH for or with respect to or arising out of any acts or omissions or alleged acts or omissions occuring prior to such amendment or repeal."

     Reference is also made to Section 145 of the DGCL, which provides as follows:

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding, may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

Item 8 Exhibits

     The following exhibits are incorporated herein by reference as indicated or filed herewith.

Exhibit No.                Description
-----------                ------------

3.1 (a) Certificate of Incorporation, including amendments thereto (filed as Exhibit 3.1 to the Company's Registration Statement on Form S-1,
                           File No. 2-70277).

3.1 (b) Amendments to Certificate of Incorporation adopted May 17, 1984, included in Exhibits A, B, C and D in the Company's Proxy Statement dated April 17, 1984 for the Annual Meeting of Stockholders held May 17, 1984.

3.1 (c) Amendment to Article Tenth of the Certificate of Incorporation included as Exhibit A in the Company's Proxy Statement dated April 16, 1987 for the Annual Meeting of Stockholders held May 19, 1987.

3.2 (a) By-laws of the Company (filed as Exhibit 3.2 to the Company's Registration Statement on Form S-1, File No. 2-70277).

3.2 (b) Amendments to By-laws of the Company adopted May 17, 1984, included in Exhibits A and B in the Company's Proxy Statement dated April 17, 1984 for the Annual Meeting of Stockholders held May 17, 1984.

3.2 (c) Amendment to By-laws of the Company adopted at the meeting of the Board of Directors on January 28, 1991, included as Exhibit 3.2(c) in the Company's Annual Report on Form 10K filed for the year ended December 31, 1991.

3.3 Certificate of Designations, dated January 8, 2002, detailing the terms, limitations and relative rights and preferences of the Series A Preferred Stock, par value .02 per share.

5 Opinion of Day, Berry & Howard LLP as to the legality of the securities registered hereby, including consent of such counsel.

10.16                      Scan-Optics, Inc. Senior Executive Stock Option Plan.

23.1                       Consent of Ernst & Young LLP.

23.2                       Consent of Day, Berry & Howard LLP (See Exhibit 5).

Item 9 Undertakings

     A. The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manchester, State of Connecticut, on February 25, 2002.

                                            Scan-Optics, Inc.


                                            By: /s/ James C.Mavel
                                                -----------------
                                            Name:  James C. Mavel
                                            Title: Chairman, Chief Executive
                                                   Officer and President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signature                    Title                           Date
---------                    -----                           ----

                             Chairman, Chief Executive       February 25, 2002
/s/ James C. Mavel           Officer, President and
--------------------------   Director
James C. Mavel

                             Chief Financial Officer, Vice   February 25, 2002
/s/ Michael J. Villano       President and Treasurer
--------------------------
Michael J. Villano

                             Director                        February 25, 2002
/s/ Logan Clarke, Jr.
--------------------------
Logan Clarke, Jr.

                             Director                        February 25, 2002
/s/ Richard J. Coburn
--------------------------
Richard J. Coburn

                             Director                        February 25, 2002
/s/ E. Bulkely Griswold
--------------------------
E. Bulkely Griswold

                             Director                        February 25, 2002
/s/ Lyman C. Hamilton, Jr.
--------------------------
Lyman C. Hamilton, Jr.

                             Director

--------------------------
John J. Holton

                             Director                        February 25, 2002
/s/ Robert H. Steele
--------------------------
Robert H. Steele

                                INDEX OF EXHIBITS


Exhibit                          Description of Exhibits
Number                           -----------------------
------
3.1 (a) Certificate of Incorporation, including amendments thereto (filed as Exhibit 3.1 to the Company's Registration Statement on Form S-1,
                           File No. 2-70277).

3.1 (b) Amendments to Certificate of Incorporation adopted May 17, 1984, included in Exhibits A, B, C and D in the Company's Proxy Statement dated April 17, 1984 for the Annual Meeting of Stockholders held May 17, 1984.

3.1 (c) Amendment to Article Tenth of the Certificate of Incorporation included as Exhibit A in the Company's Proxy Statement dated April 16, 1987 for the Annual Meeting of Stockholders held May 19, 1987.

3.2 (a) By-laws of the Company (filed as Exhibit 3.2 to the Company's Registration Statement on Form S-1, File No. 2-70277).

3.2 (b) Amendments to By-laws of the Company adopted May 17, 1984, included in Exhibits A and B in the Company's Proxy Statement dated April 17, 1984 for the Annual Meeting of Stockholders held May 17, 1984.

3.2 (c) Amendment to By-laws of the Company adopted at the meeting of the Board of Directors on January 28, 1991, included as Exhibit 3.2(c) in the Company's Annual Report on Form 10K filed for the year ended December 31, 1991.

3.3 Certificate of Designations, dated January 8, 2002, detailing the terms, limitations and relative rights and preferences of the Series A Preferred Stock, par value .02 per share.

5 Opinion of Day, Berry & Howard LLP as to the legality of the securities registered hereby, including consent of such counsel.

10.16                      Scan-Optics, Inc. Senior Executive Stock Option Plan.

23.1                       Consent of Ernst & Young LLP.

23.2                       Consent of Day, Berry & Howard LLP (See Exhibit 5).